EXHIBIT 99.3

FIRST RELIANCE BANCSHARES, INC.
RESTRICTED STOCK AWARD

This RESTRICTED STOCK AWARD (this “Award”) is made and entered into as of the ___ day of ______________, 2010, by and between First Reliance Bancshares, Inc. (the “Company”), a South Carolina corporation, and _______________ (the “Employee”).

WHEREAS, the Company is a participant in the Department of the Treasury’s Capital Purchase Program (“CPP”), a financial stability program implemented under the Troubled Asset Relief Program;

WHEREAS, the Employee at the time this Award is granted is the “most highly compensated” employee of the Company as determined under Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and the interim final rule promulgated pursuant to such statutes set forth at 31 C.F.R. Part 30 and any additional rules, regulations, or guidelines hereafter issued (collectively, the “CPP Rules”); and

WHEREAS, the amount and terms of the Award are subject to the limitations in the CPP Rules.

NOW, THEREFORE, and subject to the Additional Terms and Conditions attached hereto and incorporated herein by reference as part of this Award, the parties hereto agree as follows:

A.           Grant of Award.  Subject to the terms and conditions set forth in the First Reliance Bancshares, Inc. 2006 Equity Incentive Plan (the “Plan”) and this Award, the Committee hereby grants to the Employee an award of ___ restricted shares (the “Restricted Shares”) of the Company’s common stock, $.01 par value per share.  The date of this grant (the “Restricted Share Award Date”) is ____________, 2010.  The value of the Restricted Shares may not exceed one-third of the Employee’s annual compensation (including the value of the award) as determined in accordance with the CPP Rules for the year in which the award is being made.

B.            Vesting.  The Employee’s rights in and to the Restricted Shares shall not be vested as of the Restricted Share Award Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Award.  The Employee’s rights in and to the Restricted Shares shall be subject to both time and performance-based vesting criteria.  No Restricted Shares subject to this Award shall become vested until the Employee has continued to perform substantial services for the Company for at least three years from the Restricted Share Award Date.  Moreover, the Restricted Shares shall not be considered vested unless the Company’s retained earnings at the end of the fiscal quarter preceding the third anniversary of the Restricted Share Award Date are greater than the Award Value of the Restricted Shares.  The “Award Value” means the closing price of the Company’s common stock on the Restricted Share Award Date multiplied by the number of Restricted Shares awarded to the Employee on the Restricted Share Award Date.  Restricted Shares that have become vested pursuant to Paragraph B of this Award are herein referred to as the “Vested Shares.”

C.           Non-Transferability.  The Employee shall not sell, transfer, assign, pledge, or otherwise encumber the Restricted Shares subject to this Award until the Restricted Shares have both (a) vested in accordance with Paragraph B of this Award; and (b) for as long as the Company remains a participant in the CPP, upon the expiration in accordance with the following schedule:

(i) 25% of the Award may be transferred after the Company repays 25% of the aggregate financial assistance received under the CPP;

(ii) an additional 25% of the Award may be transferred after the Company repays 50% of the aggregate financial assistance received under the CPP;

(iii) an additional 25% of the Award may be transferred after the Company repays 75% of the aggregate financial assistance received under the CPP; and

(iv) the remainder of the Award may be transferred after the Company repays 100% of the financial assistance received under the CPP; provided, however, the foregoing schedule shall be subject to change to the extent hereafter required by the CPP Rules.

Notwithstanding the restrictions set forth in Paragraph C(i) – (iv) above, the Employee may, in the case of Restricted Shares subject to this Award for which the Employee does not make an election under Section 83(b) of the Internal Revenue Code, at any time beginning with the date upon which the Restricted Shares become substantially vested (as defined in 26 C.F.R. § 1.83–3(b)) and ending on December 31 of the calendar year including that date, a portion of the Restricted Shares subject to this Award may be made transferable as may reasonably be required to pay the federal, state, local, or foreign taxes that are anticipated to apply to the income recognized due to this vesting, and the amounts made transferable for this purpose shall not count toward the percentages set forth in Paragraph C(i) – (iv) above.

D.           Effect of Termination of Employment. (a) Death, Disability, or Change in Control.  All unvested shares subject to this Award shall immediately satisfy the vesting requirements specified in Paragraph B above, if any, upon such termination of employment due to the Employee’s death, disability, or a change in control event (as defined in 26 C.F.R. §1.280G–1, Q&A–27 through Q&A–29, or as defined in 26 C.F.R. §1.409A–3(i)(5)(i)) with respect to the Company.

(b) Cause.  All unvested shares subject to this Award shall be forfeited as of the date of termination and any rights the Employee had to such shares shall become null and void.

(c) Other Reasons.  Unless otherwise determined by the Committee, all unvested shares subject to this Award shall be forfeited as of the date of termination and any rights the Employee had to such shares shall become null and void.

IN WITNESS WHEREOF, the Company and Employee have signed this Award as of the Restricted Share Award Date set forth above.

First Reliance Bancshares, Inc.

By:
Employee
Title:

ADDITIONAL TERMS AND CONDITIONS OF
FIRST RELIANCE BANCSHARES, INC.
RESTRICTED STOCK AWARD

1.           Condition to Delivery of Restricted Shares.

(a)         Employee must deliver to the Company, within two (2) business days after the earlier of (i) the date (the “Vesting Date”) on which any Restricted Shares become Vested Shares, or (ii) the date the Employee makes an election pursuant to Section 83(b) of the Internal Revenue Code as to all or any portion of the Restricted Shares, either cash or a certified check payable to the Company in the amount of all tax withholding obligations (whether federal, state, or local) imposed on the Company by reason of the vesting of the Restricted Shares, or the making of an election pursuant to Section 83(b) of the Internal Revenue Code, as applicable, except as provided in Section 1(b).

(b)         If the Employee does not make an election pursuant to Section 83(b) of the Internal Revenue Code, in lieu of paying the withholding tax obligations in cash or by certified check as required by Section 1(a), Employee may elect (the “Withholding Election”) to have the actual number of shares of Common Stock that become Vested Shares reduced by the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock determined by the closing price for the Common Stock on the last business day immediately preceding the applicable Vesting Date, is sufficient to satisfy the amount of the tax withholding obligations imposed on the Company by reason of the vesting of the Restricted Shares on the applicable Vesting Date.  Employee may make a Withholding Election only if all of the following conditions are met:

(i)           the Withholding Election must be made on or prior to the Vesting Date by executing and delivering to the Company a properly completed Notice of Withholding Election, in substantially the form of Exhibit A attached hereto; and

(ii)          any Withholding Election made will be irrevocable; however, the Compensation Committee of the Board of Directors of the Company (the “Committee”) may, in its sole discretion, disapprove and give no effect to any Withholding Election.

(c)         Unless and until the Employee provides for the payment of the tax withholding obligations in accordance with the provisions of this Section 1, the Company shall have no obligation to deliver any of the Vested Shares and may take any other actions necessary to satisfy such obligations, including withholding of appropriate sums from other amounts payable to the Employee.  Provided that the Employee is not a “director” or “executive officer”, within the meaning of Section 13(k) of the Securities Exchange Act of 1934 (Section 402 of the Sarbanes-Oxley Act of 2002), at the time tax withholding obligations become due, at the request of the Employee, the Committee may make, or authorize the making of, such arrangements with the Employee and a broker, dealer, or other “creditor” (as defined by Regulation T issued by the Board of Governors of the Federal Reserve System) acting on behalf of the Employee for the receipt from such broker, dealer, or other “creditor” of cash by the Company in an amount necessary to satisfy the Employee’s tax withholding obligations in exchange for delivery of a number of Vested Shares directly to the broker, dealer, or other “creditor” having a value equal to the cash delivered.

2.           Issuance of Restricted Shares.

(a)         The Company shall issue the Restricted Shares as of the Resticted Share Award Date in either manner described below, as determined by the Committee in its sole discretion:

(i)           by the issuance of share certificate(s) evidencing Restricted Shares to the Secretary of the Company or such other agent of the Company as may be designated by the Committee (the “Share Custodian”); or

(ii)          by documenting the issuance in uncertificated or book entry form on the Company’s stock records.

Evidence of the Restricted Shares either in the form of share certificate(s) or book entry, as the case may be, shall be held by the Company or Share Custodian, as applicable, until the Restricted Shares become Vested Shares in accordance with the Vesting Schedule.

(b)         If the Employee is determined by the Committee to be an “affiliate” of the Company, as such term is defined in Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”), the Restricted Shares (and the Vested Shares resulting therefrom) shall be evidenced only by physical share certificates.

(c)         When the Restricted Shares become Vested Shares, the Company or the Share Custodian, as the case may be, shall deliver the Vested Shares to the Employee or, at the Company’s election, to a broker designated by the Company (the “Designated Broker”) by either physical delivery of the share certificate(s) or book entry transfer, as applicable, for the benefit of an account established in the name of the Employee, in either case, after, to the extent applicable, payment by the Employee of the tax withholding obligations pursuant to Section 1(a) and/or reduced by any Vested Shares withheld and returned to the Company pursuant to Section 1(b) above or delivered to a broker, dealer or other “creditor” as contemplated by Section 1(c) above (such reduced number of Vested Shares are referred to in this Section 2(c) as the “Net Vested Shares”).  If the number of Vested Shares includes a fraction of a share, neither the Company nor the Share Custodian shall be required to deliver the fractional share to the Employee, and the Company shall pay the Employee the amount determined by the Company to be the estimated fair market value therefor.  At any time after receipt by the Designated Broker, the Employee may require that the Designated Broker deliver the Net Vested Shares to the Employee pursuant to such arrangements or agreements as may exist between the Designated Broker and the Employee.

(d)         In the event that the Employee forfeits any of the Restricted Shares, the Company shall cancel the issuance on its stock records and, if applicable, the Share Custodian shall promptly deliver the share certificate(s) representing the forfeited shares to the Company.

(e)         Employee hereby irrevocably appoints the Share Custodian, and any successor thereto, as the true and lawful attorney-in-fact of Employee with full power and authority to execute any stock transfer power or other instrument necessary to transfer any Restricted Shares to the Company in accordance with this Award, in the name, place, and stead of the Employee. The term of such appointment shall commence on the Restricted Share Award Date and shall continue until the last of the Restricted Shares are delivered to the Employee as Vested Shares or are returned to the Company as forfeited Restricted Shares or as Vested Shares withheld and returned to the Company pursuant to Section 1(b), as provided by the applicable terms of this Award.

(f)         Until the Restricted Shares become Vested Shares, the Employee shall be entitled to all rights applicable to holders of shares of Common Stock including, without limitation, the right to vote such shares and to receive dividends or other distributions thereon as provided by Section 3, except as expressly provided in this Award.

(g)        In the event the number of shares of Common Stock is increased or reduced as a result of a subdivision or combination of shares of Common Stock or the payment of a stock dividend or any other increase or decrease in the number of shares of Common Stock or other transaction such as a merger, reorganization or other change in the capital structure of the Company, the Employee agrees that any certificate representing shares of Common Stock or other securities of the Company issued as a result of any of the foregoing shall be delivered to the Share Custodian or recorded in book entry form, as applicable, and shall be subject to all of the provisions of this Award as if initially granted hereunder.

3.           Dividends.  The Employee shall be entitled to dividends or other distributions paid or made on Restricted Shares but only as and when the Restricted Shares to which the dividends or other distributions are attributable become Vested Shares.  Dividends paid on Restricted Shares will be held by the Company and transferred to the Employee, without interest, on such date as the Restricted Shares become Vested Shares.  Dividends or other distributions paid on Restricted Shares that are forfeited shall be retained by the Company.

4.           Restrictions on Transfer of Restricted Shares.

(a)          General Restrictions. Except as provided by this Award, the Employee shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Restricted Shares.  Any such disposition not made in accordance with this Award shall be deemed null and void.  The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and this Award, and any Restricted Shares so transferred will continue to be bound by the Plan and this Award.  The Employee (and any subsequent holder of Restricted Shares) may not sell, pledge or otherwise directly or indirectly transfer (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any Restricted Shares except pursuant to the provisions of this Award.  Any sale, pledge or other transfer (or any attempt to effect the same) of any Restricted Shares in violation of any provision of the Plan or this Award shall be void, and the Company shall not record such transfer, assignment, pledge or other disposition on its books or treat any purported transferee or pledgee of such Restricted Shares as the owner or pledgee of such Restricted Shares for any purpose.

(b)         Certain Permitted Transfers. The restrictions contained in this Section 4 will not apply with respect to transfers of the Restricted Shares pursuant to applicable laws of descent and distribution; provided that the restrictions contained in this Section 4 will continue to be applicable to the Restricted Shares after any such transfer; and provided further that the transferee(s) of such Restricted Shares must agree in writing to be bound by the provisions of the Plan and this Award.

5.           Additional Restrictions on Transfer.

(a)          In addition to any legends required under applicable securities laws, the certificates representing the Restricted Shares shall be endorsed with the following legend and the Employee shall not make any transfer of the Restricted Shares without first complying with the restrictions on transfer described in such legend:

transfer is restricted

The securities evidenced by this certificate are subject to restrictions on transfer and forfeiture provisions which also apply to the transferee as set forth in a restricted stock Award, dated ___________, a copy of which is available from the Company.

(b)           Opinion of Counsel. No holder of Restricted Shares may sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any Restricted Shares, except (i) pursuant to an effective registration statement under the Securities Act or (ii) in a transaction that fully complies with Rule 144, without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such transfer.

6.           Change in Capitalization.

(a)          The number and kind of Restricted Shares shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Common Stock to holders of outstanding shares of Common Stock or any other increase or decrease in the number of shares of Common Stock outstanding effected without receipt of consideration by the Company.  No fractional shares shall be issued in making such adjustment.  All adjustments made by the Committee under this Section shall be final, binding, and conclusive.

(b)          In the event of a merger, consolidation, extraordinary dividend (including a spin-off), reorganization, recapitalization, sale of substantially all of the Company’s assets, other change in the capital structure of the Company, tender offer for shares of Common Stock or a Change in Control, an appropriate adjustment may be made with respect to the Restricted Shares such that other securities, cash or other property may be substituted for the Common Stock held by Share Custodian or recorded in book entry form pursuant to this Award.

(c)          The existence of the Plan and the Award shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

7.           Governing Laws. This Award shall be construed, administered and enforced according to the laws of the State of South Carolina; provided, however, no Restricted Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which the Employee resides, and/or any other applicable securities laws.

8.           Successors. This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

9.           Notice. Except as otherwise specified herein, all notices and other communications under this Award shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.  Notices sent to the Company shall be addressed to the attention of the Secretary of the Company.

10.         Severability. In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal, or unenforceable provision or portion thereof had never been contained herein.

11.         Entire Agreement. Subject to the terms and conditions of the Plan, this Award expresses the entire understanding and agreement of the parties with respect to the subject matter.  This Award may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

12.         Headings and Capitalized Terms. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award.  Capitalized terms used, but not defined, in this Award shall be given the meaning ascribed to them in the Plan

13          Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

14.         No Right to Continued Employment. Neither the establishment of the Plan nor the Award made pursuant to this Award shall be construed as giving Employee the right to any continued service relationship with the Company or any affiliate of the Company.

15.         CPP Rules.  The terms and conditions of this Award are subject to the requirements of the CPP Rules.  In the event that all or any portion of this Award is found to be in conflict with the requirements of the CPP Rules, then in such event this Award shall be automatically modified to reflect the requirements of the law, regulation, and/or guidance, and this Award shall be interpreted and administered accordingly.  As a condition of receiving this Award, the Employee acknowledges: (i) that this Award remains subject to the requirements of the CPP Rules; (ii) that it is subject to modification in order to comply with the CPP Rules; and (iii) the Employee agrees to immediately repay all amounts that may have been paid to the Employee that are later determined to be in conflict with the requirements of the CPP Rules.

16.         Clawback Requirements.  Notwithstanding any provision in this Award to the contrary, if it is later determined that the grant (or payment with respect thereto) of Restricted Shares under this Award (or dividends or earnings on such stock) was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, then in such event: (i) the unvested stock granted under this Award shall become immediately forfeited; and (ii) the full amount of any and all payment(s) that have been made to the Employee under this Award shall become immediately due and owing to the Company and the Employee agrees to repay the full amount of such payment(s) to the Company in accordance with and in a manner that complies with the CPP Rules.

EXHIBIT A

NOTICE OF WITHHOLDING ELECTION
FIRST RELIANCE BANCSHARES, INC.
RESTRICTED STOCK AWARD

TO:                      First Reliance Bancshares, Inc.

FROM:                                                                                                        SSN:

RE:                      Withholding Election

This election relates to the Restricted Stock Award identified in Paragraph 3 below. I hereby certify that:

              (1)       My correct name and social security number and my current address are set forth at the end of this document.

              (2)       I am (check one, whichever is applicable).

☐	the original recipient of the Restricted Stock Award.

☐	the legal representative of the estate of the original recipient of the Restricted Stock Award.

☐	a legatee of the original recipient of the Restricted Stock Award.

☐	the legal guardian of the original recipient of the Restricted Stock Award.

              (3)      The Restricted Stock Award pursuant to which this election relates was issued under the First Reliance Bancshares, Inc. 2006 Equity Incentive Plan (the “Plan”) in the name of _________________ for a total of ______________ shares of Common Stock.  This election relates to ______ shares of Common Stock to be delivered upon the vesting of a portion of the Restricted Shares, provided that the numbers set forth above shall be deemed changed as appropriate to reflect stock splits and other adjustments contemplated by the applicable Plan provisions.

              (4)       I hereby elect to have certain of the Vested Shares withheld and returned to the Company, rather than delivered to me, for the purpose of having the value of such shares applied to pay minimum required federal, state and local, if any, tax withholding obligations arising from the vesting event.

The fair market value of the Vested Shares to be withheld and returned to the Company shall be equal to the minimum statutory tax withholding requirements under federal, state and local law in connection with the vesting event, reduced by the amount of any cash or certified check payment tendered by me to the Company in partial payment of such tax withholding obligations.

              (5)       I understand that this Withholding Election is made prior to the Vesting Date and is otherwise timely made pursuant to Section 1 of the Restricted Stock Award and Section 5.1 of the Plan.

              (6)       I further understand that, if this Withholding Election is not disapproved by the Committee, the Company shall withhold from the Vested Shares a whole number of shares of Common Stock having the value specified in Paragraph 4 above.

              (7)      The Plan has been made available to me by the Company, I have read and understand the Plan and the Restricted Stock Award and I have no reason to believe that any of the conditions therein to the making of this Withholding Election have not been met. Capitalized terms used in this Notice of Withholding Election without definition shall have the meanings given to them in the Plan.

Exhibit A – Page 1 of 2

Dated:

Signature:

Name (Printed)

Street Address

City, State, Zip Code

Social Security Number

Exhibit A – Page 2 of 2